Exhibit 99.1
Statement of the Board of Directors of First Carolina Investors, Inc.
Dated: June 10, 2011
In a meeting of the Board of Directors of First Carolina Investors, Inc. (the “Company”) on June 9, 2011, the Board of Directors considered the proposal of the management of the Company to liquidate and dissolve the Company (the “Liquidation”), pursuant to a Plan of Distribution and Liquidation (the “Plan”). The Board of Directors approved and declared advisable the Liquidation and the Plan, and directed that the Liquidation be submitted to stockholders for approval at a Special Meeting of Stockholders (the “Meeting”) to be held on September 21, 2011. Based on their understanding of all of the prevailing facts and circumstances, the Board of Directors determined that the Liquidation was in the best interest of the Company and its stockholders.
Each stockholder of record of the Company as of the close of business on August 15, 2011, (the “Record Date”) will be entitled to vote on the Liquidation at the Meeting and any adjournment or postponement of the Meeting.
If the Liquidation is approved by the stockholders, the Company immediately thereafter will not engage in any further business activities including the declaration of dividends to the stockholders, except to wind up its business and transfer its assets to the stockholders and to a liquidating trust (the “Trust”). If the stockholders approve the Liquidation, the Company expects to make an initial liquidating distribution of cash to the stockholders and to the Trust as soon as practicable after the Trust is established or earlier. The Company anticipates that such distributions will be made simultaneously.